Exhibit 21

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
        The following table lists our significant subsidiaries and the respective jurisdictions of their organization or incorporation as of December 31, 2011. With the exception of MillerCoors LLC, all subsidiaries are included in our consolidated financial statements.

Name	State/country of organization or incorporation
Coors Brewing Company CBC Holdco 2 LLC	Colorado Colorado
CBC Holdco LLC NewCo3 Inc.	Colorado Colorado
Coors International Holdco, ULC	Canada
Molson Coors International General, ULC	Canada
Molson Coors International LP	Delaware
Molson Coors Capital Finance ULC	Canada
Molson Coors Callco ULC	Canada
Molson Coors Canada Holdco, ULC	Canada
Molson Coors Canada Inc.	Canada
Molson Holdco, ULC	Canada
Molson Inc. Molson Finance General ULC Molson Finance LP	Canada Canada Canada
Molson Canada Company	Canada
Molson Coors Canada MC UK Holdings LP 3230600 Nova Scotia Company	Canada Canada Canada
Molson Coors (UK) Holdings LLP	England
Golden Acquisition	England
Molson Coors Holdings Limited	England
Molson Coors Brewing Company (UK) Limited	England
MC Holding Company LLC	Colorado
MillerCoors LLC(1)	Delaware
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(1)
Effective, July 1, 2008, Molson Coors Brewing Company and SABMiller plc combined the U.S. and Puerto Rico operations of their respective subsidiaries, Coors Brewing Company and Miller Brewing Company. Each party contributed its business and related operating assets and certain liabilities into an operating joint venture company. The percentage interests in the profits of the joint venture are 58% for SABMiller plc and 42% for Molson Coors Brewing Company. Voting interests are shared 50%-50%, and each investing company will have equal board representation within MillerCoors LLC. Each party to the joint venture has agreed not to transfer its economic or voting interests in the joint venture for a period of five years, and certain rights of first refusal apply to any subsequent assignment of such interests.